Exhibit 99.1

THE TOLEDO EDISON COMPANY AND SUBSIDIARIES

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

GLOSSARY OF TERMS
The following abbreviations and acronyms may be used in these financial statements to identify The Toledo Edison Company and its current and former subsidiaries and affiliated companies:

ATSI	American Transmission Systems, Incorporated, formerly a direct subsidiary of FE that became a subsidiary of FET in April 2012, which owns and operates transmission facilities
CEI	The Cleveland Electric Illuminating Company, an Ohio electric utility operating affiliated company
FE	FirstEnergy Corp., a public utility holding company
FE Board	The Board of Directors of FE
FENOC	Energy Harbor Nuclear Corp. (formerly known as FirstEnergy Nuclear Operating Company), a subsidiary of EH, which operates NG's nuclear generating facilities
FES	Energy Harbor LLC. (formerly known as FirstEnergy Solutions Corp.), a subsidiary of EH, which provides energy-related products and services
FESC	FirstEnergy Service Company, which provides legal, financial and other corporate support services
FET	FirstEnergy Transmission, LLC, formerly known as Allegheny Energy Transmission, LLC, which is the parent of ATSI, KATCo, MAIT and TrAIL and has a joint venture in PATH
FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries
GPU	GPU, Inc., former parent of JCP&L, ME and PN, that merged with FE on November 7, 2001
JCP&L	Jersey Central Power & Light Company, a New Jersey electric utility operating affiliated company
KATCo	Keystone Appalachian Transmission Company, a subsidiary of FET
MAIT	Mid-Atlantic Interstate Transmission, LLC, a subsidiary of FET, which owns and operates transmission facilities
ME	Metropolitan Edison Company, a Pennsylvania electric utility operating affiliated company
MP	Monongahela Power Company, a West Virginia electric utility operating affiliated company
NG	FirstEnergy Nuclear Generation, LLC, a subsidiary of FES, which owns nuclear generating facilities
OE	Ohio Edison Company, an Ohio electric utility operating affiliated company
Ohio Companies	CEI, OE and TE
PATH	Potomac-Appalachian Transmission Highline, LLC, a joint venture between FE and a subsidiary of AEP
PE	The Potomac Edison Company, a Maryland and West Virginia electric utility operating affiliated company
Penn	Pennsylvania Power Company, a Pennsylvania electric utility operating subsidiary of OE
PN	Pennsylvania Electric Company, a Pennsylvania electric utility operating affiliated company
TE	The Toledo Edison Company, an Ohio electric utility operating company
TrAIL	Trans-Allegheny Interstate Line Company, a subsidiary of FET, which owns and operates transmission facilities
Transmission Companies	ATSI, MAIT and TrAIL
Utilities	OE, CEI, TE, Penn, JCP&L, ME, PN, MP, PE and WP
WP	West Penn Power Company, a Pennsylvania electric utility operating affiliated company

The following abbreviations and acronyms may be used to identify frequently used terms in these financial statements:
AEP	American Electric Power Company, Inc.
AFS	Available-for-sale
AFUDC	Allowance for Funds Used During Construction
AMT	Alternative Minimum Tax
AOCI	Accumulated Other Comprehensive Income (Loss)
ARO	Asset Retirement Obligation
ASU	Accounting Standards Update
CO2	Carbon Dioxide
COVID-19	Coronavirus disease 2019
CSR	Conservative Support Rider
DCR	Delivery Capital Recovery
DMR	Distribution Modernization Rider
ELPC	Environmental Law & Policy Center

ERO	Electric Reliability Organization
ESP	Electric Security Plan
ESP IV	Electric Security Plan IV
ESP IV PPA	Unit Power Agreement entered into on April 1, 2016 by and between the Ohio Companies and FES
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FPA	Federal Power Act
GAAP	Accounting Principles Generally Accepted in the United States of America
HB 6	Ohio House Bill 6
IRS	Internal Revenue Service
kV	Kilovolt
KWH	Kilowatt-hour
LIBOR	London Interbank Offered Rate
MLP	Master Limited Partnership
MW	Megawatt
N.D. Ohio	Northern District of Ohio
NDT	Nuclear Decommissioning Trust
NERC	North American Electric Reliability Corporation
NOL	Net Operating Loss
OAG	Ohio Attorney General
OCC	Ohio Consumers' Counsel
OPEB	Other Post-Employment Benefits
ORC	Ohio Revised Code
OTTI	Other Than Temporary Impairments
PJM	PJM Interconnection, L.L.C.
PJM Region	The aggregate of the zones within PJM
PJM Tariff	PJM Open Access Transmission Tariff
POLR	Provider of Last Resort
PPA	Purchase Power Agreement
PUCO	Public Utilities Commission of Ohio
REC	Renewable Energy Credit
RFC	ReliabilityFirst Corporation
RFP	Request for Proposal
ROE	Return on Equity
RRS	Retail Rate Stability Rider
SB310	Substitute Senate Bill No. 310
SCOH	Supreme Court of Ohio
S.D. Ohio	Southern District of Ohio
SEC	United States Securities and Exchange Commission
SEET	Significantly Excessive Earnings Test
SPE	Special Purpose Entity
SSA	Social Security Administration
SSO	Standard Service Offer
Tax Act	Tax Cuts and Jobs Act adopted December 22, 2017
VIE	Variable Interest Entity

THE TOLEDO EDISON COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended March 31,
(In millions)	2021	2020

REVENUES:
Electric sales	$97	$113
Excise and gross receipts tax collections	7	6
Total revenues	104	119

OPERATING EXPENSES:
Purchased power from affiliates	—	1
Purchased power from non-affiliates	14	14
Other operating expenses	48	48
Provision for depreciation	11	10
Amortization (deferral) of regulatory assets, net	3	(1)
General taxes	16	15
Total operating expenses	92	87

OPERATING INCOME	12	32

OTHER INCOME (EXPENSE):
Miscellaneous income, net	3	2
Pension and OPEB mark-to-market adjustment	—	(11)
Interest expense	(6)	(9)
Capitalized financing costs	1	—
Total other expense	(2)	(18)

INCOME BEFORE INCOME TAXES (BENEFITS)	10	14

INCOME TAXES (BENEFITS)	1	(3)

NET INCOME	$9	$17

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

THE TOLEDO EDISON COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)	March 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40	$100
Restricted cash	2	2
Receivables-
Customers	45	58
Less — Allowance for uncollectible customer receivables	9	10
	36	48
Affiliated companies	35	26
Other, net of allowance for uncollectible accounts	12	12
Prepaid taxes and other	2	1
	127	189
UTILITY PLANT:
In service	1,319	1,300
Less — Accumulated provision for depreciation	641	632
	678	668
Construction work in progress	30	33
	708	701

DEFERRED CHARGES AND OTHER ASSETS:
Goodwill	501	501
Regulatory assets	26	32
Property taxes	27	37
Other	13	15
	567	585
	$1,402	$1,475
LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES:
Currently payable long-term debt	$3	$3
Short-term borrowings
Affiliated companies	23	83
Other	100	100
Accounts payable-
Affiliated companies	23	19
Other	6	6
Accrued taxes	42	38
Other	25	24
	222	273
CAPITALIZATION:
Common stockholder's equity-
Common stock, $5 par value, authorized 60,000,000 shares - 29,402,054 shares outstanding	147	147
Other paid-in capital	320	320
Retained earnings	85	86
Total common stockholder's equity	552	553
Long-term debt and other long-term obligations	332	333
	884	886
NONCURRENT LIABILITIES:
Accumulated deferred income taxes	84	84
Retirement benefits	52	54
Property taxes	18	37
Other	142	141
COMMITMENTS, GUARANTEES AND CONTINGENCIES (Note 7)	296	316
	$1,402	$1,475

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

THE TOLEDO EDISON COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDER'S EQUITY

	Three Months Ended March 31, 2021
	Common Stock		OPIC	AOCI	Retained Earnings	Total Common Stockholder's Equity
(In millions, except share amounts)	Number of Shares	Carrying Value
Balance, January 1, 2021	29,402,054	$147	$320	$—	$86	$553
Net Income					9	9
Cash dividends declared on common stock					(10)	(10)
Balance, March 31, 2021	29,402,054	$147	$320	$—	$85	$552

	Three Months Ended March 31, 2020
	Common Stock		OPIC	AOCI	Retained Earnings	Total Common Stockholder's Equity
(In millions, except share amounts)	Number of Shares	Carrying Value
Balance, January 1, 2020	29,402,054	$147	$318	$1	$53	$519
Net Income					17	17
Cash dividends declared on common stock					(10)	(10)
Balance, March 31, 2020	29,402,054	$147	$318	$1	$60	$526
The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

THE TOLEDO EDISON COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
(In millions)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9	$17
Adjustments to reconcile net income to net cash from operating activities-
Depreciation and amortization	21	(6)
Deferred income taxes and investment tax credits, net	(1)	(7)
Pension and OPEB mark-to-market adjustment	—	11
Change in current assets and liabilities-
Receivables	3	1
Prepaid taxes and other current assets	(1)	1
Accounts payable	4	2
Accrued taxes	(5)	(5)
Other current liabilities	—	4
Other	1	4
Net cash provided from operating activities	31	22

CASH FLOWS FROM FINANCING ACTIVITIES:
New financing-
Short-term borrowings - affiliated companies, net	—	1
Redemptions and repayments-
Long-term debt	(1)	(1)
Short-term borrowings, net	(60)	—
Common stock dividend payments	(10)	(10)
Net cash used for financing activities	(71)	(10)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(18)	(12)
Asset removal costs	(2)	(1)
Net cash used for investing activities	(20)	(13)

Net change in cash, cash equivalents, and restricted cash	(60)	(1)
Cash, cash equivalents, and restricted cash at beginning of period	102	2
Cash, cash equivalents, and restricted cash at end of period	$42	$1

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

THE TOLEDO EDISON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Unless otherwise indicated, defined terms and abbreviations used herein have the meanings set forth in the accompanying Glossary of Terms.

TE, together with its consolidated subsidiary is a wholly owned subsidiary of FE and is incorporated in Ohio. TE operates an electric distribution system in Ohio. TE is subject to regulation by the PUCO and FERC.

The preparation of financial statements in conformity with GAAP requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The reported results of operations are not necessarily indicative of results of operations for any future period. TE has evaluated events and transactions for potential recognition or disclosure through April 26, 2021, the issuance date of the financial statements.

Capitalized Financing Costs

For the three months ended March 31, 2021, capitalized financing costs on TE's Consolidated Statements of Income include $1 million of allowance for equity funds used during construction.

COVID-19

The outbreak of COVID-19 has become a global pandemic. TE is continuously evaluating the global pandemic and taking steps to mitigate known risks. TE is actively monitoring the continued impact COVID-19 is having on its customers’ receivable balances, which include increasing arrears balances since the pandemic has begun. TE has incurred, and it is expected to incur for the foreseeable future, COVID-19 pandemic related expenses. COVID-19 related expenses consist of additional costs that TE is incurring to protect its employees, contractors and customers, and to support social distancing requirements. These costs include, but are not limited to, new or added benefits provided to employees, the purchase of additional personal protection equipment and disinfecting supplies, additional facility cleaning services, initiated programs and communications to customers on utility response, and increased technology expenses to support remote working, where possible. The full impact on TE’s business from the COVID-19 pandemic, including the governmental and regulatory responses, is unknown at this time and difficult to predict. TE provides a critical and essential service to its customers and the health and safety of its employees, contractors and customers is its first priority. TE is continuously monitoring its supply chain and is working closely with essential vendors to understand the continued impact of the COVID-19 pandemic is having on its business, however, TE does not currently expect disruptions in its ability to deliver service to customers or any material impact on its capital spending plan.

TE continues to effectively manage operations during the pandemic in order to provide critical service to customers and believes it is well positioned to manage through the economic slowdown. However, the situation remains fluid and future impacts to TE that are presently unknown or unanticipated may occur. Furthermore, the likelihood of an impact to TE, and the severity of any impact that does occur, could increase the longer the global pandemic persists.

RECEIVABLES

TE's principal business is providing electric service to customers in Ohio. TE's retail customers are metered on a cycle basis. Electric revenues are recorded based on energy delivered through the end of the calendar month. An estimate of unbilled revenues is calculated to recognize electric service provided from the last meter reading through the end of the month. This estimate includes many factors, among which are historical customer usage, load profiles, estimated weather impacts, customer shopping activity and prices in effect for each class of customer. In each accounting period, TE accrues the estimated unbilled amount as revenue and reverses the related prior period estimate.

TE reviews its allowance for uncollectible customer receivables utilizing a quantitative and qualitative assessment. Management contemplates available current information such as changes in economic factors, regulatory matters, industry trends, customer credit factors, amount of receivable balances that are past-due, payment options and programs available to customers, and the methods that the Utilities are able to utilize to ensure payment. This analysis includes consideration of the outbreak of COVID-19 and the impact on customer receivable balances outstanding and the ability of customers to continue payment since the pandemic began.
During the first quarter of 2021, FirstEnergy reviewed its allowance for uncollectible customer receivables based on this qualitative assessment and has experienced a reduction in customer accounts that are past due by greater than 30 days since the end of 2020. Additionally, customer accounts in arrears grew at a slower percentage in the first quarter of 2021, than quarters subsequent to the start of COVID-19 pandemic in 2020. Furthermore, other factors were also considered in the quarterly analysis, such as the federal and certain state funding being made available to customers to assist with past due utility bills, additional federal economic stimulus package and the beginning of vaccine distribution. As a result of this analysis, TE recognized no significant incremental uncollectible expense in the first quarter of 2021.

Activity in the allowance for uncollectible accounts on customer receivables for the three months ended March 31, 2021 and for the year ended December 31, 2020 are as follows:

(In millions)

Balance, January 1, 2020	$3
Charged to income (1)	10
Charged to other accounts (2)	3
Write-offs	(6)
Balance, December 31, 2020	$10
Charged to income	—
Charged to other accounts (2)	—
Write-offs	(1)
Balance, March 31, 2021	$9
(1) $9 million of which was deferred for future recovery in the twelve months ended December 31, 2020.
(2) Represents recoveries and reinstatements of accounts written off for uncollectible accounts.
NEW ACCOUNTING PRONOUNCEMENTS

Recently Adopted Pronouncements

ASU 2019-12, "Simplifying the Accounting for Income Taxes" (Issued in December 2019): ASU 2019-12 enhances and simplifies various aspects of the income tax accounting guidance including the elimination of certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. TE adopted the guidance as of January 1, 2021, with no material impact to the financial statements.

Recently Issued Pronouncements - TE has assessed new authoritative accounting guidance issued by the FASB that has not yet been adopted and none are currently expected to have a material impact to the financial statements.

2. REVENUE

TE accounts for revenues from contracts with customers under ASC 606, Revenue from Contracts with Customers. Revenue from leases, financial instruments, other contractual rights or obligations and other revenues that are not from contracts with customers are outside the scope of the standard and accounted for under other existing GAAP. TE has elected to exclude sales taxes and other similar taxes collected on behalf of third parties from revenue as prescribed in the new standard. As a result, tax collections and remittances within the scope of this election are excluded from recognition in the income statement and instead recorded through the balance sheet. Gross receipts taxes that are assessed on TE are not subject to the election and are included in revenue. TE has elected the optional invoice practical expedient for most of its revenues and utilizes the optional short-term contract exemption for transmission revenues due to the annual establishment of revenue requirements, which eliminates the need to provide certain revenue disclosures regarding unsatisfied performance obligations.

TE's principal business is providing electric service to customers in Ohio. TE's distribution customers are metered on a cycle basis. An estimate of unbilled revenues is calculated to recognize electric service provided from the last meter reading through the end of the month. This estimate includes many factors, among which are historical customer usage, load profiles, estimated weather impacts and prices in effect for each class of customer. In each accounting period, TE accrues the estimated unbilled amount as revenue and reverses the related prior period estimate. Customer payments are generally due within 30 days. Retail generation sales relate to generation sales in Ohio that are regulated by the PUCO.

Distribution services revenue relates to the distribution of electricity. TE earns revenue from state-regulated rate tariffs under which it provides distribution services to residential, commercial and industrial customers in its service territory. TE is obligated under the regulated construct to deliver power to customers reliably, as it is needed, which creates an implied monthly contract with the end-use customer. See Note 6, "Regulatory Matters," for additional information on rate recovery mechanisms. Distribution and electric revenues are recognized over time as electricity is distributed and delivered to the customer and the customers consume the electricity immediately as delivery occurs.

Retail generation sales relate to default service requirements in Ohio. Certain of the Utilities have default service obligations to provide power to non-shopping customers who have elected to continue to receive service under regulated retail tariffs. The volume of these sales varies depending on the level of shopping that occurs. Supply plans vary by state and by service territory. Default service for TE is provided through a competitive procurement process approved by state commission. Retail generation revenues are recognized over time as electricity is delivered and consumed immediately by the customer.

The following table represents a disaggregation of revenue from contracts with customers for the three months ended March 31, 2021 and 2020, by type of service:

	For the Three Months Ended
Revenues by Type of Service	2021	2020
	(In millions)
Distribution services	$93	$89
Retail generation	11	13
Other	4	5
Total revenues from contracts with customers	$108	$107
ARP (1)	(5)	11
Other non-customer revenue	1	1
Total revenues	$104	$119
(1)For the three months ended March 31, 2021, reflects $5 million that TE will refund to customers that was previously collected under decoupling mechanisms, with interest. For the three months ended March 31, 2020, reflects decoupling rates that became effective on February 1, 2020. See Note 6, “Regulatory Matters,” for further discussion on Ohio decoupling rates.

The following table represents a disaggregation of TE's revenue from contracts with distribution service and retail generation customers for the three months ended March 31, 2021 and 2020, by class:

	For the Three Months Ended,
Revenues by Customer Class	2021	2020
	(In millions)
Residential	$59	$54
Commercial	30	30
Industrial	14	16
Other	1	2
Total revenue from contracts with with distribution service and retail generation customers	$104	$102
3. PENSION AND OTHER POSTEMPLOYMENT BENEFITS
Service costs, net of capitalization, are reported within Other operating expenses on TE’s Statements of Income. Non-service costs, other than the pension and OPEB mark-to-market adjustment, which is separately shown, are reported within Miscellaneous income, net, within Other Income (Expense) on TE’s Statements of Income.

FirstEnergy recognizes a pension and OPEB mark-to-market adjustment for the change in fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for remeasurement. Under the approved bankruptcy settlement agreement, upon emergence, FES and FENOC employees ceased earning years of service under the FirstEnergy pension and OPEB plans. The emergence on February 27, 2020, triggered a remeasurement of the affected pension and OPEB plans and as a result, FirstEnergy recognized a non-cash, pre-tax pension and OPEB mark-to-market adjustment of approximately $423 million ($11 million at TE) in the first quarter of 2020.
On March 11, 2021, President Biden signed into law the American Rescue Plan Act of 2021, which among other things, extended shortfall amortization periods and modification of the interest rate stabilization rules for single-employer plans thereby impacting funding requirements. As a result, under current assumptions, including an expected rate of return of 7.50%, FirstEnergy does not currently expect to have a required contribution to the pension plan. However, FirstEnergy may elect to contribute to the pension plan voluntarily.
4. TAXES

TE’s interim effective tax rates reflect the estimated annual effective tax rates for 2021 and 2020. TE's tax rates are affected by permanent items as well as discrete items that may occur in any given period but are not consistent from period to period.

TE's effective tax rate for the three months ended March 31, 2021 and 2020, was 10.0% and (21.4%), respectively. The change in effective tax rate was primarily due to a tax benefit of approximately $1 million related to certain federal tax credits in the first quarter of 2021, as well as the absence of a $6 million reduction in valuation allowances from the recognition of deferred gains on prior intercompany generation asset transfers triggered by the FES Debtors’ emergence from bankruptcy in the first quarter of 2020.

On March 11, 2021, President Biden signed into law the American Rescue Plan Act of 2021. While the Act is primarily an economic stimulus package, it also, among other changes, expanded the scope of Section 162(m) of the Internal Revenue Code that limits deductions on certain executive officer compensation. FirstEnergy does not currently expect these changes to have a material impact. During January 2021, the IRS issued additional regulations on interest expense deductibility under Section 163(j) of the Internal Revenue Code, however, is not expected to have a significant tax impact to FirstEnergy.
5. FAIR VALUE MEASUREMENTS

INVESTMENTS

All temporary cash investments purchased with an initial maturity of three months or less are reported as cash equivalents on the Consolidated Balance Sheets at cost, which approximates their fair market value.

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

All borrowings with initial maturities of less than one year are defined as short-term financial instruments under GAAP and are reported as Short-term borrowings on the Consolidated Balance Sheets at cost. Since these borrowings are short-term in nature, TE believes that their costs approximate their fair market value. The following table provides the approximate fair value and related carrying amounts of long-term debt, which excludes finance lease obligations and unamortized debt issuance costs:

	March 31, 2021		December 31, 2020
(In millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt	$334	$424	$335	$448

The fair values of long-term debt reflect the present value of the cash outflows relating to those securities based on the current call price, the yield to maturity or the yield to call, as deemed appropriate at the end of each respective period. The yields assumed were based on securities with similar characteristics offered by corporations with credit ratings similar to those of TE. TE classified long-term debt as Level 2 in the fair value hierarchy as of March 31, 2021 and December 31, 2020.
6. REGULATORY MATTERS

STATE REGULATION

TE's retail rates, conditions of service, issuance of securities and other matters are subject to regulation in Ohio by the PUCO. In addition, under Ohio law, municipalities may regulate rates of a public utility, subject to appeal to the PUCO if not acceptable to the utility. The key terms of TE's current rate orders for distribution customer billings, which have been effective since January 2009, include an allowed debt/equity ratio of 51%/49% and an allowed ROE of 10.5%.

OHIO

The Ohio Companies operate under base distribution rates approved by the PUCO effective in 2009. The Ohio Companies’ residential and commercial base distribution revenues were decoupled, through a mechanism that took effect on February 1, 2020 and under which the Ohio Companies billed customers until February 9, 2021, to the base distribution revenue and lost distribution revenue associated with energy efficiency and peak demand reduction programs recovered as of the twelve-month period ending on December 31, 2018. The Ohio Companies currently operate under ESP IV effective June 1, 2016, and continuing through May 31, 2024, that continues the supply of power to non-shopping customers at a market-based price set through an auction process. ESP IV also continues the Rider DCR, which supports continued investment related to the distribution system for the benefit of customers, with increased revenue caps of $20 million per year from June 1, 2019 through May 31, 2022; and $15 million per year from June 1, 2022 through May 31, 2024. In addition, ESP IV includes: (1) continuation of a base distribution rate freeze through May 31, 2024; (2) the collection of lost distribution revenue associated with energy efficiency and peak demand reduction programs, which is discussed further below; (3) a goal across FirstEnergy to reduce CO2 emissions by 90% below 2005 levels by 2045; and (4) contributions, totaling $51 million to: (a) fund energy conservation programs, economic development and job retention in the Ohio Companies’ service territories; (b) establish a fuel-fund in each of the Ohio Companies’ service territories to assist low-income customers; and (c) establish a Customer Advisory Council to ensure preservation and growth of the competitive market in Ohio.

ESP IV further provided for the Ohio Companies to collect through the DMR $132.5 million annually for three years beginning in 2017, grossed up for federal income taxes, resulting in an approved amount of approximately $168 million annually in 2018 and 2019. On appeal, the SCOH, on June 19, 2019, reversed the PUCO’s determination that the DMR is lawful, and remanded the matter to the PUCO with instructions to remove the DMR from ESP IV. The PUCO entered an order directing the Ohio Companies to cease further collection through the DMR, credit back to customers a refund of the DMR funds collected since July

2, 2019 and remove the DMR from ESP IV. On July 15, 2019, OCC filed a Notice of Appeal with the SCOH, challenging the PUCO’s exclusion of the DMR revenues from the determination of the existence of significantly excessive earnings under ESP IV for calendar year 2017 for OE and claiming a $42 million refund is due to OE customers. On December 1, 2020, the SCOH reversed the PUCO’s exclusion of the DMR revenues from the determination of the existence of significantly excessive earnings under ESP IV for OE for calendar year 2017, and remanded the case to the PUCO with instructions to conduct new proceedings which includes the DMR revenues in the analysis, determines the threshold against which the earned return is measured, and makes other necessary determinations. FirstEnergy is unable to predict the outcome of these proceedings but has not deemed a liability probable as of March 31, 2021.

On July 23, 2019, Ohio enacted HB 6, which established support for nuclear energy supply in Ohio. In addition to the provisions supporting nuclear energy, HB 6 included provisions implementing a decoupling mechanism for Ohio electric utilities and ending current energy efficiency program mandates on December 31, 2020, provided that statewide energy efficiency mandates are achieved as determined by the PUCO. On February 26, 2020, the PUCO ordered a wind-down of statutorily required energy efficiency programs to commence on September 30, 2020, that the programs terminate on December 31, 2020, with the Ohio Companies' existing portfolio plans extended through 2020 without changes. On February 24, 2021, the PUCO found that statewide energy efficiency mandates had been achieved, and ordered that Ohio electric utilities’ energy efficiency and peak demand reduction cost recovery riders terminate.

On November 21, 2019, the Ohio Companies applied to the PUCO for approval of a decoupling mechanism, which would set residential and commercial base distribution related revenues at the levels collected in 2018. As such, those base distribution revenues would no longer be based on electric consumption, which allows continued support of energy efficiency initiatives while also providing revenue certainty to the Ohio Companies. On January 15, 2020, the PUCO approved the Ohio Companies’ decoupling application, and the decoupling mechanism took effect on February 1, 2020. On March 31, 2021, Governor DeWine signed HB 128, which, among other things, would repeal parts of HB 6, the legislation that established support for nuclear energy supply in Ohio, provided for a decoupling mechanism for Ohio electric utilities, and provided for the ending of current energy efficiency program mandates. HB 128 is effective June 30, 2021. As further discussed below, in connection with a partial settlement with the OAG and other parties, the Ohio Companies filed an application with the PUCO on February 1, 2021, to set the respective decoupling riders (CSR) to zero. On February 2, 2021, the PUCO approved the application. While the partial settlement with the OAG focused specifically on decoupling, the Ohio Companies will of their own accord not seek to recover lost distribution revenue from residential and commercial customers. FirstEnergy is committed to pursuing an open dialogue with stakeholders in an appropriate manner with respect to the numerous regulatory proceedings currently underway as further discussed herein. As a result of the partial settlement, and the decision to not seek lost distribution revenue, FirstEnergy recognized a $108 million pre-tax charge, $18 million at TE ($84 million after-tax, $14 million after-tax at TE) in the fourth quarter of 2020, and $77 million (pre-tax), $15 million (pre-tax) at TE, of which is associated with forgoing collection of lost distribution revenue. On March 31, 2021, FirstEnergy announced that the Ohio Companies will proactively refund to customers amounts previously collected under decoupling, with interest, which total approximately $27 million (approximately $5 million at TE). On April 22, 2021, the Ohio Companies filed an application with the PUCO to modify CSR to return such amounts. Furthermore, as FirstEnergy would not have financially benefited from the Clean Air Fund included in HB 6, which is the mechanism to provide support to nuclear energy in Ohio, there is no expected additional impact to FirstEnergy due to any repeal of that provision of HB 6.

On July 17, 2019, the PUCO approved, with no material modifications, a settlement agreement that provides for the implementation of the Ohio Companies’ first phase of grid modernization plans, including the investment of $516 million over three years to modernize the Ohio Companies’ electric distribution system, and for all tax savings associated with the Tax Act to flow back to customers. The settlement had broad support, including PUCO staff, the OCC, representatives of industrial and commercial customers, a low-income advocate, environmental advocates, hospitals, competitive generation suppliers and other parties.

In March 2020, the PUCO issued entries directing utilities to review their service disconnection and restoration policies and suspend, for the duration of the COVID-19 pandemic, otherwise applicable requirements that may impose a service continuity hardship or service restoration hardship on customers. The Ohio Companies are utilizing their existing approved cost recovery mechanisms where applicable to address the financial impacts of these directives. On July 31, 2020, the Ohio Companies filed with the PUCO their transition plan and requests for waivers to allow for the safe resumption of normal business operations, including service disconnections for non-payment. On September 23, 2020, the PUCO approved the Ohio Companies’ transition plan, including approval of the resumption of service disconnections for non-payment, which the Ohio Companies began on October 5, 2020.

On July 29, 2020, the PUCO consolidated the Ohio Companies’ Applications for determination of the existence of significantly excessive earnings, or SEET, under ESP IV for calendar years 2018 and 2019, which had been previously filed on July 15, 2019, and May 15, 2020, respectively, and set a procedural schedule with evidentiary hearings. On September 4, 2020, the PUCO opened its quadrennial review of ESP IV, consolidated it with the Ohio Companies’ 2018 and 2019 SEET Applications, and set a procedural schedule for the consolidated matters. On October 29, 2020, the PUCO issued an entry extending the deadline for the Ohio Companies to file quadrennial review of ESP IV testimony and supplemental SEET testimony to March 1, 2021, with the evidentiary hearings to commence no sooner than May 3, 2021. On January 12, 2021, the PUCO consolidated these matters with the determination of the existence of significantly excessive earnings under ESP IV for calendar year 2017, which the SCOH had remanded to the PUCO. On March 1, 2021, the Ohio Companies filed testimony in the quadrennial review and supplemental testimony in the SEET cases for calendar years 2017 through 2019. The calculations included in the quadrennial review for 2020 through 2024 demonstrate that the prospective effect of ESP IV is not substantially likely to provide the Ohio Companies with significantly excessive earnings during the balance of ESP IV. In addition, the Ohio Companies’ quadrennial review testimony demonstrates that ESP IV continues to be more favorable in the aggregate and during the remaining term of ESP IV as compared to the expected results of a market rate offer. Further, the revised calculations included in the Ohio Companies’ supplemental SEET testimony for calendar years 2017 through 2019 demonstrated that the Ohio Companies did not have significantly excessive earnings, on an individual company basis or on a consolidated basis. However, on March 31, 2021, Governor DeWine signed House Bill 128, which repeals legislation passed in 2019 that permitted the Ohio Companies to file their SEET results on a consolidated basis instead of on an individual company basis. HB 128 is effective June 30, 2021. Further, the OCC and another party filed testimony on April 5, 2021, recommending refunds for one or more of the Ohio Companies for calendar years 2017 through 2019. On April 20, 2021, the Ohio Companies filed supplemental testimony in the quadrennial review providing prospective SEET values on an individual company basis, which demonstrate that the Ohio Companies are not projected to have significantly excessive earnings, on an individual company basis, during the balance of ESP IV.

On September 8, 2020, the OCC filed motions in the Ohio Companies’ corporate separation audit and DMR audit dockets, requesting the PUCO to open an investigation and management audit, hire an independent auditor, and require FirstEnergy to show it did not improperly use money collected from consumers or violate any utility regulatory laws, rules or orders in its activities regarding HB 6. The Ohio Companies’ filed a response in opposition to the OCC’s motions on September 23, 2020. On December 30, 2020, in response to the OCC's motion, the PUCO reopened the DMR audit docket, and directed PUCO staff to solicit a third-party auditor and conduct a full review of the DMR to ensure funds collected from ratepayers through the DMR were only used for the purposes established in ESP IV. On April 7, 2021, the PUCO set deadlines for selection of an auditor and the filing of the final audit report, by June 2, 2021 and October 29, 2021, respectively. Initial discovery is ongoing.

On September 15, 2020, the PUCO opened a new proceeding to review the political and charitable spending by the Ohio Companies in support of HB 6 and the subsequent referendum effort, directing the Ohio Companies to show cause, demonstrating that the costs of any political or charitable spending in support of HB 6, or the subsequent referendum effort, were not included, directly or indirectly, in any rates or charges paid by ratepayers. The Ohio Companies filed a response on September 30, 2020, stating that any political and charitable spending in support of HB 6 or the subsequent referendum were not included in rates or charges paid for by its customers. Several parties requested that the PUCO broaden the scope of the review of political and charitable spending. Discovery is ongoing. Comments are due May 21, 2021, and reply comments are due June 4, 2021.

In connection with an ongoing audit of the Ohio Companies’ policies and procedures relating to corporate separation among affiliates, on November 4, 2020, the PUCO initiated an additional corporate separation audit as a result of the FirstEnergy leadership transition announcement made on October 29, 2020, as further discussed below. The additional audit is to ensure compliance by the Ohio Companies and their affiliates with corporate separation laws and the Ohio Companies’ corporate separation plan. The additional audit is for the period from November 2016 through October 2020, with a final audit report to be filed in June 2021. On January 27, 2021, the PUCO selected an auditor, and the auditor’s investigation and discovery are ongoing.

On November 24, 2020, the Environmental Law and Policy Center filed motions to vacate the PUCO’s orders in proceedings related to the Ohio Companies’ settlement that provides for the implementation of the first phase of grid modernization plans and for all tax savings associated with the Tax Act to flow back to customers, the Ohio Companies’ energy efficiency portfolio plans for the period from 2013 through 2016, and the Ohio Companies’ application for a two-year extension of the DMR, on the grounds that the former Chairman of the PUCO should have recused himself in these matters. On December 30, 2020, the PUCO denied the motions, and reinstated the requirement under ESP IV that the Ohio Companies file a base distribution rate case by May 31, 2024, the end of ESP IV, which the Ohio Companies had indicated they would not oppose.

In the fourth quarter of 2020, motions were filed with the PUCO requesting that the PUCO amend the Ohio Companies’ riders for collecting charges required by HB 6, which the Ohio Companies are further required to remit to other Ohio electric distribution utilities or to the State Treasurer, to provide for refunds in the event HB 6 is repealed. The Ohio Companies contested the motions, which are pending before the PUCO.

On December 7, 2020, the Citizens’ Utility Board of Ohio filed a complaint with the PUCO against the Ohio Companies. The complaint alleges that the Ohio Companies’ new charges resulting from HB 6, and any increased rates resulting from proceedings over which the former PUCO Chairman presided, are unjust and unreasonable, and that the Ohio Companies violated Ohio corporate separation laws by failing to operate separately from unregulated affiliates. The complaint requests, among other things, that any rates authorized by HB 6 or authorized by the PUCO in a proceeding over which the former Chairman presided be made refundable; that the Ohio Companies be required to file a new distribution rate case at the earliest possible date; and that the Ohio Companies’ corporate separation plans be modified to introduce institutional controls. The Ohio Companies are contesting the complaint.

In connection with an ongoing annual audit of the Ohio Companies’ Rider DCR for 2020, on March 10, 2021, the PUCO expanded the scope of the audit to include a review of certain transactions that were either improperly classified, misallocated, or lacked supporting documentation, which were disclosed in FirstEnergy's Form 10-K for the year ended 2020, filed on February

18, 2021, and determine whether funds collected from ratepayers were used to pay the vendors and if so, whether or not the funds associated with those payments should be returned to ratepayers through Rider DCR or through an alternative proceeding.

See Note 7, "Commitments and Contingencies" below for additional details on the government investigations and subsequent litigation surrounding the investigation of HB 6.

FERC REGULATORY MATTERS

With respect to its wholesale services and rates, TE is subject to regulation by FERC. Under the FPA, FERC regulates rates for interstate wholesale sales, accounting and other matters. FERC regulates the sale of power for resale in interstate commerce in part by granting authority to public utilities to sell wholesale power at market-based rates upon showing that the seller cannot exert market power in generation or transmission or erect barriers to entry into markets. TE has been authorized by FERC to sell wholesale power in interstate commerce and has a market-based rate tariff on file with FERC, although major wholesale purchases remain subject to review and regulation by the PUCO.

Federally enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on TE. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FirstEnergy operates, including those of TE, are located within the RFC region. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including TE, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

FirstEnergy, including TE, believes that it is in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities, FirstEnergy, including TE, occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FirstEnergy, including TE, develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FirstEnergy's, including TE’s, part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build electric facilities that could have a material adverse effect on TE's financial condition, results of operations and cash flows.
7. COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate TE with regard to air and water quality, hazardous and solid waste disposal, and other environmental matters. While TE’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. TE cannot predict the timing or ultimate outcome of any of these reviews or how any future actions taken as a result thereof may materially impact its business, results of operations, cash flows and financial condition.

OTHER LEGAL PROCEEDINGS

United States v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. Also, on July 21, 2020, and in connection with the investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the S.D. Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020.

As previously disclosed, FirstEnergy has been cooperating with the U.S. Attorney’s Office regarding the ongoing investigation and discussions have begun with the U.S. Attorney’s Office regarding the resolution of this matter, including the possibility of FirstEnergy entering into a deferred prosecution agreement. As these discussions are preliminary, FirstEnergy cannot currently predict the timing, the outcome or the impact of a possible resolution of this ongoing investigation.
While no contingency has been reflected in its consolidated financial statements, FirstEnergy believes that it is probable that it will incur a loss in connection with the resolution of this investigation. Given the ongoing nature and complexity of the review, inquiries and investigations, FirstEnergy cannot yet reasonably estimate a loss or range of loss that may arise from the resolutions of this investigation, but such resolution could have a material adverse effect on FirstEnergy’s reputation, business, financial condition, results of operations, liquidity, or cash flows.

Legal Proceedings Relating to United States v. Larry Householder, et al.

In addition to the subpoenas referenced above under “—United States v. Larry Householder, et. al.”, certain FE stockholders and FirstEnergy customers filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits is related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder.

•Owens v. FirstEnergy Corp. et al. and Frand v. FirstEnergy Corp. et al. (Federal District Court, S.D. Ohio); on July 28, 2020 and August 21, 2020, purported stockholders of FE filed putative class action lawsuits alleging violations of the federal securities laws. Those actions have been consolidated and a lead plaintiff, the Los Angeles County Employees Retirement Association, has been appointed by the court. A consolidated complaint was filed on February 26, 2021. The consolidated complaint alleges, on behalf of a proposed class of persons who purchased FE securities between February 21, 2017 and July 21, 2020, that FE and certain current or former FE officers violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 by issuing misrepresentations or omissions concerning FE’s business and results of operations. The consolidated complaint also alleges that FE, certain current or former FE officers and directors, and a group of underwriters violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 as a result of alleged misrepresentations or omissions in connection with offerings of senior notes by FE in February and June 2020.
•Gendrich v. Anderson, et al. and Sloan v. Anderson, et al. (Common Pleas Court, Summit County, OH); on July 26, 2020 and July 31, 2020, respectively, purported stockholders of FE filed shareholder derivative action lawsuits against certain FE directors and officers, alleging, among other things, breaches of fiduciary duty. These actions have been consolidated.
•Miller v. Anderson, et al. (Federal District Court, N.D. Ohio); Bloom, et al. v. Anderson, et al.; Employees Retirement System of the City of St. Louis v. Jones, et al.; Electrical Workers Pension Fund, Local 103, I.B.E.W. v. Anderson et al.; Massachusetts Laborers Pension Fund v. Anderson et al.; The City of Philadelphia Board of Pensions and Retirement v. Anderson et al.; Atherton v. Dowling et al; Behar v. Anderson, et al. (U.S. District Court, S.D. Ohio, all actions have been consolidated); beginning on August 7, 2020, purported stockholders of FE filed shareholder derivative actions alleging the board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Securities Exchange Act of 1934. The cases in the Southern District of Ohio have been consolidated and co-lead plaintiffs have been appointed by the court.
•Smith v. FirstEnergy Corp. et al., Buldas v. FirstEnergy Corp. et al., and Hudock and Cameo Countertops, Inc. v. FirstEnergy Corp. et al. (Federal District Court, S.D. Ohio); on July 27, 2020, July 31, 2020, and August 5, 2020, respectively, purported customers of FirstEnergy filed putative class action lawsuits against FE and FESC, as well as certain current and former FirstEnergy officers, alleging civil Racketeer Influenced and Corrupt Organizations Act violations and related state law claims. These actions have been consolidated, and the court denied FirstEnergy’s motions to dismiss and stay discovery on February 10 and 11, 2021, respectively. Class certification discovery is proceeding.
•State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp. (Common Pleas Court, Franklin County, OH); on September 23, 2020 and October 27, 2020, the OAG and the cities of Cincinnati and Columbus, respectively, filed complaints against several parties including FE, each alleging civil violations of the Ohio Corrupt Activity Act in connection with the passage of HB 6. On January 13, 2021, the OAG filed a motion for a temporary restraining order and preliminary injunction against FirstEnergy seeking to enjoin FirstEnergy from collecting the Ohio Companies' decoupling rider. On January 31, 2021, FE reached a partial settlement with the OAG and the cities of Cincinnati and Columbus with respect to the temporary restraining order and preliminary injunction request and related issues. In connection with the partial settlement, the Ohio Companies filed an application on February 1, 2021, with the PUCO to set their respective decoupling riders (CSR) to zero. On February 2, 2021, the PUCO approved the application of the Ohio Companies setting the rider to zero and no additional customer bills will include new decoupling rider charges after February 8, 2021. The cities of Dayton and Toledo have also been added as plaintiffs to the action. These actions have been consolidated. The cases are stayed pending final resolution of the United States v. Larry Householder, et al criminal proceeding described above.
•Emmons v. FirstEnergy Corp. et al. (Common Pleas Court, Cuyahoga County, OH); on August 4, 2020, a purported customer of FirstEnergy filed a putative class action lawsuit against FE, FESC, OE, TE and CEI, along with FES, alleging several causes of action, including negligence and/or gross negligence, breach of contract, unjust enrichment, and unfair or deceptive consumer acts or practices. On October 1, 2020, plaintiffs filed a First Amended Complaint, adding as a plaintiff a purported customer of FirstEnergy and alleging a civil violation of the Ohio Corrupt Activity Act and civil conspiracy against FE, FESC and FES. Motions to dismiss remain pending.

The plaintiffs in each of the above cases, seek, among other things, to recover an unspecified amount of damages (unless otherwise noted). In addition, on August 10, 2020, the SEC, through its Division of Enforcement, issued an order directing an investigation of possible securities laws violations by FE, and on September 1, 2020, issued subpoenas to FE and certain FE officers. Further, in letters dated January 26, and February 22, 2021, staff of FERC's Division of Investigations notified FirstEnergy that the Division is conducting an investigation of FirstEnergy’s lobbying and governmental affairs activities concerning HB 6, and staff directed FirstEnergy to preserve and maintain all documents and information related to the same as such have been developed as part of an ongoing audit being conducted by FERC's Division of Audits and Accounting. The outcome of any of these lawsuits, investigations and audit are uncertain and could have a material adverse effect on FE’s or its subsidiaries’ financial condition, results of operations and cash flows. No contingency has been reflected in FirstEnergy’s consolidated financial statements as a loss is neither probable, nor is a loss or range of a loss reasonably estimable.

Internal Investigation Relating to United States v. Larry Householder, et al.

As previously disclosed, a committee of independent members of the Board of Directors has been directing an internal investigation related to ongoing government investigations. In connection with FirstEnergy’s internal investigation, such committee determined on October 29, 2020, to terminate FirstEnergy’s Chief Executive Officer, Charles E. Jones, together with two other executives: Dennis M. Chack, Senior Vice President of Product Development, Marketing, and Branding; and Michael J. Dowling, Senior Vice President of External Affairs. Each of these terminated executives violated certain FirstEnergy policies and its code of conduct. These executives were terminated as of October 29, 2020. Such former members of senior management did not maintain and promote a control environment with an appropriate tone of compliance in certain areas of FirstEnergy’s business, nor sufficiently promote, monitor or enforce adherence to certain FirstEnergy policies and its code of conduct. Furthermore, certain former members of senior management did not reasonably ensure that relevant information was communicated within our organization and not withheld from our independent directors, our Audit Committee, and our independent auditor. Among the matters considered with respect to the determination by the committee of independent members of the Board of Directors that certain former members of senior management violated certain FirstEnergy policies and its code of conduct related to a payment of approximately $4 million made in early 2019 in connection with the termination of a purported consulting agreement, as amended, which had been in place since 2013. The counterparty to such agreement was an entity associated with an individual who subsequently was appointed to a full-time role as an Ohio government official directly involved in regulating the Ohio Companies, including with respect to distribution rates. FirstEnergy believes that payments under the consulting agreement may have been for purposes other than those represented within the consulting agreement. Additionally, on November 8, 2020, Robert P. Reffner, Senior Vice President and Chief Legal Officer, and Ebony L. Yeboah-Amankwah, Vice President, General Counsel, and Chief Ethics Officer, were separated from FirstEnergy due to inaction and conduct that the Board determined was influenced by the improper tone at the top.

Additionally, on February 17, 2021, the FE Board appointed Mr. John W. Somerhalder II to the positions of Vice Chairperson of the FE Board and Executive Director of FE, each effective as of March 1, 2021. Mr. Donald T. Misheff will continue to serve as Non-Executive Chairman of the FE Board. Mr. Somerhalder will help lead efforts to enhance FirstEnergy’s reputation. On March 7, 2021, the FE Board appointed Mr. Steven E. Strah to the position of Chief Executive Officer of FirstEnergy, effective as of March 8, 2021. On March 7, 2021, at the recommendation of the FirstEnergy Corporate Governance and Corporate Responsibility Committee, the FE Board also elected Mr. Strah as a Director of FirstEnergy, effective as of March 8, 2021, increasing the size of the Board from 11 to 12 members. Mr. Strah has been elected to the FE Board to serve for a term expiring at the FirstEnergy’s 2021 Annual Meeting of Shareholders and until his successor shall have been elected. In March 2021, in connection with an agreement with Icahn Capital, the FE Board appointed Andrew Teno and Jesse Lynn as Directors to the FE Board, increasing the size from 12 directors to 14. However, until such time as all regulatory approvals are obtained, neither Mr. Teno nor Mr. Lynn will have the right to vote at any meeting of the FE Board or any committee thereof.

Also, in connection with the internal investigation, FirstEnergy identified certain transactions, which, in some instances, extended back ten years of more, including vendor service, that were either improperly classified, misallocated to certain of the Utilities and Transmission Companies, or lacked proper supporting documentation. These transactions resulted in amounts collected from customers that were immaterial to FirstEnergy and TE. The Utilities and Transmission Companies are working with the appropriate regulatory agencies to address these amounts.

The internal investigation has revealed no new material issues since FirstEnergy’s Form 10-K was filed on February 18, 2021. The focus of the internal investigation has transitioned from a proactive investigation to continued cooperation with the ongoing government investigations.

Other Legal Matters

There are various lawsuits, claims (including claims for asbestos exposure) and proceedings related to TE's normal business operations pending against TE or its subsidiaries. The loss or range of loss in these matters is not expected to be material to TE or its subsidiaries. The other potentially material items not otherwise discussed above are described under Note 6, "Regulatory Matters."

TE accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where TE determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that TE or its subsidiaries have legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on TE's or its subsidiaries' financial condition, results of operations and cash flows.